UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

August 6, 2013

Date of Report (date of earliest event reported)

SWIFT TRANSPORTATION COMPANY

(Exact name of Registrant as specified in its charter)

Delaware	001-35007	20-5589597
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2200 South 75th Avenue

Phoenix AZ 85043

(Address of principal executive offices) (Zip Code)

(602) 269-9700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 6, 2013, Swift Transportation Company (the “Company” or “Swift”) entered into a Stock Purchase Agreement (the “SPA”) with the shareholders of Central Refrigerated Transportation, Inc. (“Central”), pursuant to which the Company acquired all of the outstanding capital stock of Central (the “Acquisition”) in a cash transaction valued at $225 million. The Company paid approximately $189 million in cash to the shareholders of Central and assumed approximately $36 million of capital lease obligations and other financial debt. Cash consideration was funded from borrowings on the Company’s existing credit facilities.

Central is a premium service truckload carrier specializing in temperature-controlled freight transportation and is the fifth-largest provider of temperature-controlled truckload services in the U.S., generating over $504 million of revenue and $50 million of EBITDA over the twelve months ended June 30, 2013.

Jerry Moyes, the Chief Executive Officer and controlling stockholder of Swift, was the principal owner of Central. Given Mr. Moyes’ interests in the temperature controlled truckload industry, the Company’s Board of Directors established a Special Committee comprised solely of independent and disinterested directors in May of 2011 to evaluate Swift’s expansion of its temperature-controlled operations. The members of the Special Committee are William Post (chair), Glenn Brown, Richard H. Dozer and David Vander Ploeg. The Special Committee evaluated alternative business opportunities, including organic growth and various acquisition targets, and negotiated the transaction contemplated by the SPA on behalf of the Company, with the assistance of its independent financial advisors, Lazard Frères & Co., LLC (“Lazard”), and its independent legal advisors, Baker Botts L.L.P. The Special Committee received a fairness opinion from Lazard. Upon the unanimous recommendation of the Special Committee, the Acquisition was approved by the Board of Directors of the Company (with Mr. Moyes not participating in the vote).

The SPA contains customary representations, warranties, covenants and indemnification provisions. At closing, a portion of the purchase price was placed in escrow to secure payment of any post-closing adjustments to the purchase price and to secure the seller’s indemnification obligations to Swift. Mr. Moyes also contributed into escrow 1,131,862 shares of Class B Common Stock to further secure such indemnification obligations.

The foregoing description of the SPA and the transaction contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the SPA. A copy of the SPA is attached as Exhibit 2.1 to this report and is incorporated herein by reference.

The SPA has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Central or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the SPA were made only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the SPA; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the SPA instead of establishing any matter as a fact; and may be subject to standards of materiality applicable to contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Central or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the SPA, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 2.01	Completion of Acquisition or Disposition of Assets

The information set forth under Item 1.01 above is incorporated into this Item 2.01 by reference.

Item 7.01	Regulation Disclosure

The Chairman of the Special Committee and certain officers of the Company plan to make presentations to existing shareholders, securities analysts and other interested persons concerning the transaction reported in Item 1.01 and Item 2.01. The materials to be used in those presentations are being furnished pursuant to item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Act of 1934, as amended, or otherwise subject to the liability of that section. The information in Item 7.01 and Exhibit 99.2 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibit

(d)	Exhibits

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated as of August 6, 2013

99.1	Press Release, dated August 6, 2013

99.2	Investor Presentation, dated August 6, 2013

Caution Regarding Forward-Looking Information and “Safe Harbor” Statement

This document contains statements that may constitute forward-looking statements, which are based on information currently available, usually identified by words such as “anticipates,” “believes,” “estimates”, “plans,” “projects,” “expects,” “hopes,” “intends,” “will,” “could,” “may,” or similar expressions which speak only as of the date the statement was made. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently uncertain, are based upon the current beliefs, assumptions and expectations of Company management and current market conditions, which are subject to significant risks and uncertainties as set forth in the Risk Factor Section of our Annual Report on Form 10-K for the year ended December 31, 2012. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events, new information or changes in these expectations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWIFT TRANSPORTATION COMPANY

Date: August 6, 2013	By:	/s/ Virginia Henkels
		Name: Title:	Virginia Henkels Executive Vice President and Chief Financial Officer